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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    2    )*
                                            ---------



                                  BOOKER PLC
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value 0.25p per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   098561202
                                 --------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and or any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 17 pages

CUSIP No.    098561202              13G            Page   2   of   17   Pages
          ------------------                            -----    ------

-------------------------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   B.A.T Industries p.l.c.

-------------------------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]


                                                                                                                    (b) [ ]

-------------------------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY




-------------------------------------------------------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


                   England

-------------------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                                          -0-

     NUMBER OF         --------------------------------------------------------------------------------------------------------
       SHARES              6     SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                            7,621,534
        EACH
     REPORTING         --------------------------------------------------------------------------------------------------------
       PERSON              7     SOLE DISPOSITIVE POWER
        WITH
                                          -0-

                       --------------------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                          7,621,534

-------------------------------------------------------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   7,621,534


-------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          [ ]


                   N.A.

-------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.12%

-------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   HC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 17 pages

                  Item 4 of the Statement on Schedule 13G, dated February 6, 1996, filed by B.A.T Industries p.l.c. is hereby amended and restated to read in its entirety as follows:



Item 4            Ownership

                           (a)      Amount Beneficially Owned:

                                            7,621,534

                           (b)      Percent of Class:

                                            3.12%

                           (c)      Number of shares as to which person has:

                                    (i)     Sole voting power:                          -0-
                                    (ii)    Shared voting power:                        7,621,534
                                    (iii)   Sole disposition power:                     -0-
                                    (iv)    Shared disposition power:                   7,621,534


                  Item 5 of the Statement on Schedule 13G, dated February 9, 1995, filed by B.A.T Industries p.l.c. is hereby amended and restated to read in its entirety as follows:

Item 5            Ownership of Five Percent or Less of a Class
------            --------------------------------------------

                         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X]



                               Page 3 of 17 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997               By:  /s/ Anthony Robert Holliman
                                        -----------------------------
                                        Name:   Anthony Robert Holliman
                                        Title: Assistant Corporate Secretary




                               Page 4 of 17 pages

                                 Exhibit Index

Exhibit         Description                                      Page Number
-------         --------------                                   -----------
  I             Amendment No. 1, dated February 6, 1996 to
                Schedule 13G, dated February 9, 1995                 6

 II             Schedule 13G, dated February 9, 1995                 10

                Exhibit I to Schedule 13G, dated
                February 9, 1995                                     17




                               Page 5 of 17 pages